News Release
LSBTheBank — P.O. Box 867
Lexington, NC 27293-0867 — www.lsbnc.com

CONTACT:	Frank Sherron
(336) 248-6500

LSB CONSOLIDATES AND MODERNIZES BRANCHES IN LEXINGTON

LEXINGTON (May 20, 2004)—LSB, The Bank, will realign its branch network in Lexington this summer.

     “This realignment is in response to the changing banking patterns of our customers,” said Frank Sherron, President. “Our customers are more mobile, and need easier access to offices. Customers want convenient hours, convenient services, more ATMs, larger and more modern facilities, and that is precisely what we are providing them.”

     To meet these preferences of customers, LSB is enlarging the Talbert Boulevard Office and is building Davidson County’s first stand-alone drive-thru office, the Uptown Express at the corner of South Main and West 5th Avenue.

     Shortly after the Uptown Express is opened, LSB will close the small South Main Office, as they are less than one block apart. After the Talbert Boulevard Office completes its expansion and renovation, LSB will close the Loan Center at 300 East Center Street, a limited-service office. The City will be closing the East Center Street Bridge for at least 18 months in the near future, changing traffic patterns significantly which would have an affect on the Loan Center during bridge construction. In addition, LSB will consolidate the North Lexington office at 1109 Winston Road, with the Westside Office, located less than one mile away.

     It is anticipated that the consolidations and closing will occur on September 3rd. Employees will relocate as a result of these activities, moving to other offices allowing familiar and friendly bankers to serve customers. Affected customers will receive additional information prior to the effective dates.

     “This realignment will increase our efficiency and make better use of our resources while responding to the shifting patterns of our customers in this area,” Sherron continued. “Lexington is an

-more-

important market to LSB , and with these changes, we’ll be well positioned to continue to offer the personal service that we have been identified with for 55 years. We are committed to making this easy for our customers.”

     Established in 1949, LSB provides banking services from 27 offices in Davidson, Forsyth, Guilford, Randolph, and Stokes Counties with a mortgage origination office in Wake County. Common stock of LSB Bancshares, Inc. is traded on the NASDAQ National Market under the symbol LXBK. Additional information about LSB is available on its web site, www.lsbnc.com.

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Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” anticipates,” “should,” or other similar statements about future events. These forward-looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking-statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.